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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
5.50% Series First Mortgage Bonds Due 2019	$350,000,000	$13,755
6.00% Series First Mortgage Bonds Due 2039	$650,000,000	$25,545

Total	$1,000,000,000	$39,300

(1)
The securities registered herein are offered pursuant to an automatic shelf registration statement.

(2)
The registrant has already paid $85,600 with respect to securities that were previously registered pursuant to the registration statement (No. 333-140661) initially filed by the registrant on February 13, 2007, $660 of which has not been utilized thereunder and which will be applied in lieu of registration fees due for the securities listed above to be offered under this registration statement, pursuant to Rule 457(p) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-148662

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 9, 2008

$1,000,000,000 First Mortgage Bonds
$350,000,000 5.50% Series Due 2019
$650,000,000 6.00% Series Due 2039

        The 2019 bonds will bear interest at 5.50% per year and will mature on January 15, 2019. The 2039 bonds will bear interest at 6.00% per year and will mature on January 15, 2039. We will pay interest on each series of bonds on January and July of each year, beginning on July 15, 2009.

        We may redeem some or all of the bonds of either series at any time at the redemption prices discussed under the caption "Description of the Bonds—Optional Redemption."

        We will not apply for listing of the bonds on any securities exchange or include them in any automated quotation system.

        Investing in the bonds involves risks. See "Risk Factors" on page S-7 for information on certain matters you should consider before buying the bonds.

	Per 2019 Bond	Total	Per 2039 Bond	Total

Public Offering Price(1)	99.345%	$347,707,500	99.050%	$643,825,000

Underwriting Discount	0.650%	$ 2,275,000	0.875%	$ 5,687,500

Proceeds to PacifiCorp (Before Expenses)	98.695%	$345,432,500	98.175%	$638,137,500

(1)
Plus accrued interest, if any, from January 8, 2009.

        The underwriters expect to deliver the bonds to purchasers through The Depository Trust Company on or about January 8, 2009.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Barclays Capital    Banc of America Securities LLC    BNP PARIBAS    RBS Greenwich Capital

Co-Managers

Wedbush Morgan Securities Inc.

Wells Fargo Securities

Credit Suisse

Scotia Capital

SunTrust Robinson Humphrey

U.S. Bancorp Investments, Inc.

The date of this prospectus supplement is January 5, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the bonds we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the bonds in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

        You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell the bonds. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUPPLEMENT SUMMARY

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, the words "Company," "we," "our," "us" and "PacifiCorp" refer to PacifiCorp, an Oregon corporation, and its subsidiaries. References to the "Mortgage" are to the Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented, with The Bank of New York Mellon Trust Company, N.A. as successor trustee.

        The following summary contains basic information about PacifiCorp and this offering. It may not contain all the information that is important to you. The "Description of the Bonds" section of this prospectus supplement contains more detailed information regarding the terms and conditions of the bonds. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and by the documents incorporated by reference into this prospectus supplement.

 ABOUT PACIFICORP

        We are a United States regulated electricity company serving 1.7 million residential, commercial, industrial and other customers in portions of the states of Utah, Oregon, Wyoming, Washington, Idaho and California. We own, or have interests in, a number of thermal, hydroelectric, wind-powered and geothermal generating plants, as well as electric transmission and distribution assets. We also buy and sell electricity on the wholesale market with public and private utilities, energy marketing companies and incorporated municipalities. The regulatory commission in each state approves rates for retail electric sales within that state.

        We are an indirect subsidiary of MidAmerican Energy Holdings Company ("MEHC"). MEHC, a holding company based in Des Moines, Iowa, owning subsidiaries that are principally engaged in energy businesses, is a consolidated subsidiary of Berkshire Hathaway Inc.

        Our address and telephone number are: PacifiCorp, 825 NE Multnomah, Suite 2000, Portland, Oregon 97232-4116; telephone: (503) 813-5000.

 THE OFFERING

Issuer	PacifiCorp.
Bonds Offered	$350,000,000 aggregate principal amount of 5.50% First Mortgage Bonds due 2019 (the "2019 bonds").
$650,000,000 aggregate principal amount of 6.00% First Mortgage Bonds due 2039 (the "2039 bonds" and, together with the 2019 bonds, (the "bonds").
Each of the 2019 and the 2039 bonds is a series of securities that will be issued under a twenty-third supplement to the Mortgage.
Ratings
The 2019 bonds and 2039 are each expected to be assigned ratings of A3 by Moody's Investors Service, Inc., A- by Standard & Poor's Ratings Group and A- by Fitch, Inc. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Maturity Date	January 15, 2019 for the 2019 bonds.
January 15, 2039 for the 2039 bonds.
Interest Payment Dates	January 15 and July 15, commencing July 15, 2009, for each series of bonds.
Optional Redemption	We may redeem the bonds of either series, at our option, in whole or in part, at any time, at a redemption price equal to the greater of:
(1) 100% of the principal amount of the bonds to be redeemed; or
(2)
the sum of the present values of the remaining scheduled payments of principal of and interest on the bonds to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the yield on equivalent Treasury securities plus 50 basis points with respect to the 2019 bonds, and 50 basis points with respect to the 2039 bonds, plus, for (1) or (2) above, whichever is applicable, accrued and unpaid interest, if any, on such bonds to the date of redemption. See "Description of the Bonds—Optional Redemption."
Sinking Fund	The bonds will not be subject to a mandatory sinking fund.

Ranking	The bonds will be secured by a first mortgage lien on certain utility property owned by us. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage. The lien of the Mortgage is subject to certain exceptions. See "Description of the Bonds—Ranking and Security."
Covenants
The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. See "Description of Additional Bonds—Certain Covenants" in the base prospectus.
Denominations	The bonds are available for purchase in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
Use of Proceeds
We intend to use the net proceeds from the sale of the bonds to fund capital expenditures, for the repayment of short-term debt and for general corporate purposes. See "Use of Proceeds" in this prospectus supplement.
Trustee	The Bank of New York Mellon Trust Company, N.A. will be the trustee for the holders of the bonds. See "Description of Additional Bonds—The Mortgage Trustee" in the base prospectus.

RISK FACTORS

        Investing in the bonds involves risk. Before purchasing the bonds, you should carefully consider the risk factors included in the base prospectus, our Annual Report on Form 10-K for the year ended December 31, 2007 (the "Form 10-K") and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008 (the "Forms 10-Q"). You should also read and consider the other information contained in this prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our bonds. See "Where You Can Find More Information" in the accompanying base prospectus. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        We have derived the summary consolidated financial information presented below from our audited historical Consolidated Financial Statements as of and for the year ended December 31, 2007, our audited historical Consolidated Financial Statements as of and for the nine-month transition period ended December 31, 2006, our audited historical Consolidated Financial Statements as of and for the year ended March 31, 2006 and our unaudited historical Consolidated Financial Statements as of and for the nine-month periods ended September 30, 2008 and 2007. This summary consolidated financial information should be read together with, and is qualified in its entirety by reference to, our consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K and the Forms 10-Q, incorporated by reference herein.

	Nine-Month Periods Ended September 30,
				Nine-Month Period Ended December 31, 2006(1)
			Year Ended December 31, 2007		Year Ended March 31, 2006
	2008	2007
	(in millions)
Consolidated Statement of Income Information:
Revenues	$3,395	$3,190	$4,258	$2,924	$3,897
Operating income	715	671	888	415	792
Net income	339	339	439	161	361
Other Consolidated Financial Information:
Net cash from operating activities	$752	$650	$824	$431	$895
Net cash from investing activities	(1,404)	(1,112)	(1,497)	(1,056)	(1,024)
Net cash from financing activities	493	459	842	564	50

		As of December 31,
	As of September 30, 2008			As of March 31, 2006
		2007	2006
	(in millions)
Consolidated Balance Sheet Information:
Total assets	$16,064	$14,907	$13,852	$12,731
Total debt(2)	5,222	4,753	3,967	3,721
Total shareholders' equity	5,626	5,080	4,426	4,052

(1)
Following the acquisition of PacifiCorp by MEHC on March 21, 2006, we elected to change our fiscal year end from March 21 to December 31, resulting in a nine-month transition period from April 1, 2006 to December 31, 2006.

(2)
Includes capital lease obligations, but excludes current maturities, short-term debt and preferred stock subject to mandatory redemption.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the bonds to fund capital expenditures, for the repayment of short-term debt and for general corporate purposes.

CAPITALIZATION

        The table below shows our capitalization on a consolidated basis as of September 30, 2008. The "As Adjusted" column will reflect our capitalization as of that date after giving effect to this offering of bonds and the use of the net proceeds from this offering. You should read this table along with the Consolidated Financial Statements contained in the Form 10-K and the Forms 10-Q.

	As of September 30, 2008
	Actual		As Adjusted
	Amounts in millions	%	Amounts in millions	%
Short-term debt	$117	1.1%	$—	0.0%
Long-term debt, currently maturing(1)	142	1.3	142	1.2
Long-term debt, net of current maturities(1)	5,222	47.0	6,222	51.9

	5,481	49.4	6,364	53.1
Preferred stock	41	0.3	41	0.3

Total common equity	5,585	50.3	5,585	46.6

Total	$11,107	100%	$11,990	100.0%

(1)
Includes capital lease obligations.

        During the three months ended December 31, 2008, we received cash capital contributions of $250 million from our indirect parent company, MEHC. At December 31, 2008, short-term debt was $85 million and long-term debt, including current maturities, was $5,568 million.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

					Years Ended March 31,
Pro forma(1) Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2008	Pro forma(1) Year Ended December 31, 2007	Year Ended December 31, 2007	Nine Months Ended December 31, 2006(2)	2006	2005	2004
2.6x	3.0x	2.6x	3.0x	2.1x	2.9x	2.5x	2.4x

(1)
The pro forma ratio of earnings to fixed charges gives pro forma effect to the net incremental interest expense related to the anticipated repayment of outstanding short-term debt with a portion of the net proceeds from the sale of the bonds.

(2)
Following the acquisition of PacifiCorp by MEHC on March 21, 2006, we elected to change our fiscal year end from March 31 to December 31, resulting in a nine-month transition period from April 1, 2006 to December 31, 2006.

        For purposes of this ratio, fixed charges represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred dividends of wholly owned subsidiaries. Excluded from the fixed charges is interest on income tax contingencies that is included in income tax expense on the consolidated statements of income. Earnings represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

 DESCRIPTION OF THE BONDS

        The bonds will be issued pursuant to the twenty-third supplemental indenture to the Mortgage, to be dated as of January 1, 2009 (the "Supplemental Indenture"). The terms of the bonds include those stated in the Mortgage, the Supplemental Indenture and those made part of the Mortgage by reference to the Trust Indenture Act of 1939, as amended.

        Set forth below is a description of the specific terms of the bonds. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the Mortgage and the Supplemental Indenture. Capitalized terms used in this "Description of the Bonds" section that are not defined in this prospectus supplement have the meanings given to them in the Mortgage or the Supplemental Indenture.

General

        The bonds will be issued as two separate series of First Mortgage Bonds under the Mortgage. The 2019 bonds will initially be limited in aggregate principal amount to $350,000,000. The 2039 bonds will initially be limited in aggregate principal amount to $650,000,000. The entire principal amount of the 2019 bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2019. The entire principal amount of the 2039 bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2039. The bonds are not subject to any sinking fund provision. The bonds are available for purchase in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Interest

        Each 2019 bond will bear interest at the rate of 5.50% per annum from the date of original issuance. Each 2039 bond will bear interest at the rate of 6.00% per annum from the date of original issuance. Interest on each series of bonds will be payable semi-annually in arrears on January 15 and July 15 of each year (each, an "Interest Payment Date"). The initial Interest Payment Date is July 15, 2009. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

        So long as the bonds remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the bonds are not all in book-entry form, the record date for each Interest Payment Date will be the close of business on the first calendar day of the month in which the applicable Interest Payment Date occurs (whether or not a business day).

Ranking and Security

        The bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by the Company. The lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage.

Further Issuances

        The 2019 bonds will initially be limited in aggregate principal amount to $350,000,000. The 2039 bonds will initially be limited in aggregate principal amount to $650,000,000. We may, from time to time, without notice to or the consent of the holders of the bonds, create and issue further bonds equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as either or both series of bonds offered by this prospectus supplement, except for the issue price, payment of interest accruing prior to the issue date of the further bonds and, under some circumstances, for the first payment of interest following the issue date of the further bonds. These further bonds may be consolidated and form a single series with either series of the bonds offered by this prospectus supplement.

Optional Redemption

        The bonds of each series are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of bonds then outstanding to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points with respect to the 2019 bonds, and 50 basis points with respect to the 2039 bonds, in each case, as calculated by an Independent Investment Banker;

plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

        We will mail a notice of redemption at least 30 days before the redemption date to each holder of bonds to be redeemed. If we elect to partially redeem the bonds of either series, the Trustee will select in a fair and appropriate manner the bonds to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions thereof called for redemption.

        "Adjusted Treasury Rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds ("Remaining Life").

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means:

  •
  each of Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp. and Greenwich Capital Markets, Inc., and their respective successors; provided that, if one of these parties ceases to be a primary U.S. Government securities dealer in New York City ("Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

  •
  any other Primary Treasury Dealers selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax consequences relevant to the ownership and disposition of the bonds issued pursuant to this offering, and does not purport to be a complete analysis of all potential tax effects. This discussion does not address all the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as financial institutions, banks, partnerships and other pass-through entities, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the bonds as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to persons purchasing the bonds for cash pursuant to this prospectus supplement at the offering price on the cover page of this prospectus supplement. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with bonds held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        The discussion is based on the provisions of the Code, U.S. Treasury regulations issued thereunder, rulings and pronouncements of the IRS and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the bonds.

        We have not sought and will not seek any rulings from the Internal Revenue Service ("IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the bonds or that any such position would not be sustained.

        Prospective investors also should consult their own tax advisors with regard to the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of the bonds that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state, including the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions or (b) if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person.

        A non-U.S. holder means a beneficial owner of the bonds that is not a U.S. holder for U.S. federal income tax purposes.

        For U.S. federal income tax purposes, if a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of the bonds, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of the bonds that is a partnership for U.S. federal income tax purposes, and the partners in such partnership, should consult their tax advisors about the U.S. federal income tax consequences relating to the ownership and disposition of the bonds.

U.S. Holders

        The following discussion is a summary of the U.S. federal income tax consequences relevant to a U.S. Holder.

Interest

        A U.S. Holder generally must include stated interest on a bond as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

        If we call the bonds for redemption (see "Description of the Bonds—Optional Redemption"), we may be obligated to make "make-whole" payments on the bonds in excess of stated interest and principal. We believe, and the following discussion assumes, that the likelihood that we will be obligated to make these additional payments is remote. Remote contingencies are not taken into account unless and until they occur. Our determination that this contingency is remote is binding on U.S. Holders unless they disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. Assuming our determination is upheld, if we are required to make these additional payments, U.S. Holders would likely recognize additional interest income in accordance with their method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Bonds

        A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a bond equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into income) and (ii) the U.S. Holder's adjusted tax basis in the bond. A U.S. Holder's adjusted tax basis in a bond generally will be the U.S. Holder's purchase price of the bond on the date of purchase. Gain or loss recognized generally will be a capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder held the bond for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower standard rates than those applicable to ordinary income. A U.S. Holder's ability to deduct capital losses may be limited.

Non-U.S. Holders

        The following discussion is a summary of the U.S. federal income tax consequences relevant to a Non-U.S. Holder.

Interest

        Interest paid to a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax, provided that:

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

  •
  the Non-U.S. Holder is not a bank receiving certain types of interest; and

  •
  we, or our paying agent, receive appropriate documentation, generally a completed IRS Form W-8BEN, establishing that the Non-U.S. Holder is not a U.S. person within the meaning of the Code.

        Interest that meets these requirements is referred to as "portfolio interest" and, in addition to generally not being subject to U.S. federal withholding tax, is also generally not subject to regular U.S. federal income tax unless the conditions of the following paragraph apply to such Non-U.S. Holder.

        The interest on the bonds will be taxed at regular U.S. federal income tax rates and not be subject to U.S. withholding tax if: (i) the interest constitutes income that is effectively connected with the conduct by the Non-U.S. Holder of a United States trade or business, and (ii) if an income tax treaty applies, the interest is attributable to a United States permanent establishment of the Non-U.S. Holder under the terms of such treaty ("United States trade or business income"), provided, in each case, that a proper certification is provided. In addition, if the Non-U.S. Holder is a foreign corporation, such income may also be subject to the "branch profits tax" at a rate of 30% (or lower applicable treaty rate). Interest that neither qualifies as portfolio interest nor constitutes United States trade or business income will be subject to United States withholding tax at the rate of 30%, unless such rate is reduced or eliminated by an applicable tax treaty.

Sale or Other Taxable Disposition of the Bonds

        Gain realized by a Non-U.S. Holder on the sale, redemption or other taxable disposition of a bond generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

        Gain recognized by a Non-U.S. Holder upon a sale, redemption or other taxable disposition of a bond that is effectively connected with the conduct by the Non-U.S. Holder of a United States trade or business and, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, generally will be subject to U.S. federal income tax in the same manner as if the bond were held by a U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or lower applicable treaty rate).

Information Reporting and Backup Withholding

        Payments of interest made by us on, or the proceeds of the sale or other disposition of, the bonds may be subject to information reporting and United States federal backup withholding tax, unless, in certain cases, the recipient of the payment supplies an accurate taxpayer identification number or otherwise complies with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is timely furnished to the IRS.

PERSONS CONSIDERING THE PURCHASE OF THE BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF BONDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY APPLICABLE TAX TREATY.

UNDERWRITING

        We have entered into an underwriting agreement with the underwriters named below with respect to the bonds. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of bonds indicated in the following table:

Underwriters	Principal Amount of 2019 Bonds	Principal Amount of 2039 Bonds
Barclays Capital Inc.	$63,000,000	$117,000,000
Banc of America Securities LLC	63,000,000	117,000,000
BNP Paribas Securities Corp.	63,000,000	117,000,000
Greenwich Capital Markets, Inc.	63,000,000	117,000,000
Wedbush Morgan Securities Inc.	28,000,000	52,000,000
Wells Fargo Securities, LLC	28,000,000	52,000,000
Credit Suisse Securities (USA) LLC	10,500,000	19,500,000
Scotia Capital (USA) Inc.	10,500,000	19,500,000
SunTrust Robinson Humphrey, Inc.	10,500,000	19,500,000
U.S. Bancorp Investments, Inc.	10,500,000	19,500,000

Total	$350,000,000	$650,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the bonds if they purchase any of the bonds.

        The underwriters propose to offer the bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the 2019 bonds to dealers at such price less a concession not in excess of 0.400% of the principal amount of the 2019 bonds and may offer the 2039 bonds at such price less a concession not in excess of 0.500% of the principal amount of the 2039 bonds. The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.250% of the principal amount of each of the 2019 bonds and the 2039 bonds to certain other brokers and dealers. After the initial offering of the bonds to the public, the public offering price and concessions may be changed.

        The bonds are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the bonds.

        In connection with this offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because another underwriter has repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise would exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We estimate that our total offering expenses, not including the underwriting discount, will be approximately $650,000.

        UnionBanc Investment Services LLC, a Financial Industry Regulatory Authority member and subsidiary of Union Bank of California, N.A., is being paid a referral fee by Wedbush Morgan Securities Inc.

        Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. For example, affiliates of several of the underwriters act as agents and as lenders under our credit facilities, which we may repay from time to time with proceeds of the offering and for which they receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business.

        We have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of those liabilities.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of the bonds to the public in that Relevant Member State, other than:

          (a)   to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., Greenwich Capital Markets, Inc.; or

          (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of the bonds shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of the bonds to the public" in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated (and will only communicate or cause to be communicated) an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services & Market Act (the "FSMA")) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

        The bonds may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and each underwriter has agreed that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the bonds under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 LEGAL MATTERS

        Certain legal matters with respect to the bonds we are offering will be passed upon for us by Mark C. Moench, General Counsel of PacifiCorp, and by Perkins Coie LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Latham & Watkins LLP from time to time represents us or certain of our affiliates.

EXPERTS

        The consolidated financial statements of PacifiCorp and its subsidiaries as of December 31, 2007 and 2006 and for the applicable periods then ended, incorporated in this prospectus supplement by reference from the Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of December 31, 2006), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended September 30, 2007, March 31, 2008, June 30 2008 and September 30, 2008, which is incorporated herein by reference, Deloitte & Touche LLP, an independent public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Forms 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

        The consolidated statements of income, common shareholder's equity and comprehensive income and of cash flows of PacifiCorp and its subsidiaries for the year ended March 31, 2006 incorporated in this prospectus supplement by reference to the Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

PACIFICORP

FIRST MORTGAGE BONDS

        PacifiCorp, an Oregon corporation, may from time to time offer First Mortgage Bonds ("Additional Bonds" or "Securities") in one or more issuances or series at prices and on terms to be determined at the time of sale.

        We will provide specific terms of the Securities, including, as applicable, the amount offered, offering prices, interest rates, maturities and redemption or repurchase provisions, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

        We may sell the Securities directly through agents designated from time to time or through underwriters or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section in this prospectus provides more information on this topic.

        Investing in our Securities involves risks. See the "Risk Factors" section beginning on page 1 of this prospectus for information on certain matters you should consider before buying our Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement relating to the Securities offered.

The date of this prospectus is January 9, 2008.

        We have not authorized anyone to give you any information other than this prospectus and any supplements to this prospectus. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus is accurate as of any date other than the date mentioned on the cover page of those documents. We are not offering to sell the Securities and we are not soliciting offers to buy the Securities in any jurisdiction in which offers are not permitted.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that PacifiCorp filed with the Securities and Exchange Commission (the "SEC") using the "shelf" registration process. Under this shelf registration process, we may from time to time sell the Securities described in this prospectus in one or more offerings. This prospectus provides a general description of the Securities. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information." If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in that prospectus supplement.

        Unless otherwise indicated or unless the context otherwise requires, in this prospectus, the words "PacifiCorp," "Company," "we," "our" and "us" refer to PacifiCorp, an Oregon corporation, and its subsidiaries.

        For more detailed information about the Securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See "Where You Can Find More Information."

RISK FACTORS

        Investing in our Securities involves risk. Before purchasing any Securities we offer, you should carefully consider the risk factors described in our periodic reports filed with the SEC and the following risk factors related to the Securities, as well as the other information contained in this prospectus, any prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our Securities. See "Forward-Looking Statements" and "Where You Can Find More Information" in this prospectus. Additional risks and uncertainties that are not yet identified or that we currently believe are immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

We have not appraised the collateral subject to the mortgage securing our Additional Bonds ("Mortgage") and, if there is a default or a foreclosure sale, the value of the collateral may not be sufficient to repay the holders of any Additional Bonds.

        We have not made any formal appraisal of the value of the collateral subject to the Mortgage, which will secure any Additional Bonds. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers, the timing of the sale of the collateral and other factors. Although we believe the value of the collateral substantially exceeds the indebtedness under the Additional Bonds and the other first mortgage bonds issued under our Mortgage, we cannot assure you that the proceeds from a sale of all of the collateral would be sufficient to satisfy the amounts outstanding under the Additional Bonds and our other first mortgage bonds secured by the same collateral or that such payments would be made in a timely manner. If the proceeds were not sufficient to repay amounts outstanding under the Additional Bonds, then holders of the Additional Bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets.

There is no existing market for the Securities, and we cannot assure you that an active trading market for the Securities will develop.

        We do not intend to apply for listing of the Securities on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Securities. Accordingly, the ability of holders to sell the Securities that they hold or the price at which holders will be able to sell the Securities may be limited. Future trading prices of the Securities will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

        We do not know whether an active trading market will develop for the Securities. To the extent that an active trading market does develop, the price at which a holder may be able to sell the Securities that it holds, if at all, may be less than the price paid for them. Consequently, a holder may not be able to liquidate its investment readily, and the Securities may not be readily accepted as collateral for loans.

FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the additional information described under the heading "Where You Can Find More Information" may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed, including through incorporation by reference, in this prospectus. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements found in this prospectus and the documents incorporated by reference in this prospectus.

        Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including the Form 10-K, the Forms 10-Q and the Forms 8-K incorporated by reference in this prospectus, and we refer you to those reports for further information.

        Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made. The forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus are qualified in their entirety by the preceding cautionary statements.

THE COMPANY

        We are a regulated electricity company serving residential, commercial, industrial and other customers in portions of the states of Utah, Oregon, Wyoming, Washington, Idaho and California. We own, or have interests in, a number of thermal, hydroelectric and wind generating plants, as well as electric transmission and distribution assets. We also buy and sell electricity on the wholesale market with public and private utilities, energy marketing companies and incorporated municipalities. The regulatory commission in each state approves rates for retail electric sales within that state.

        We are an indirect subsidiary of MidAmerican Energy Holdings Company ("MEHC"). MEHC, a holding company based in Des Moines, Iowa, owning subsidiaries that are principally engaged in energy businesses, is a consolidated subsidiary of Berkshire Hathaway Inc.

        Our address and telephone number are: PacifiCorp, 825 NE Multnomah, Suite 2000, Portland, Oregon 97232-4116; (503) 813-5000.

        For additional information concerning our business and affairs, including our capital requirements and external financing plans, pending legal and regulatory proceedings (including descriptions of those laws and regulations to which we are subject), prospective purchasers should refer to the documents incorporated by reference into this prospectus, as described in the section entitled "Where You Can Find More Information" and the documents incorporated by reference therein.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

		Years Ended March 31,
Nine Months Ended September 30, 2007	Nine Months Ended December 31, 2006(1)
		2006	2005	2004	2003
3.1x	2.1x	2.9x	2.5x	2.4x	1.7x

    (1)
    Following the acquisition of PacifiCorp by MidAmerican Energy Holdings Company on March 21, 2006, we elected to change our fiscal year end from March 31 to December 31, resulting in a nine-month transition period from April 1, 2006 to December 31, 2006.

        For purposes of this ratio, fixed charges represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred dividends of wholly owned subsidiaries. Preferred dividends of wholly owned subsidiaries represents preferred dividends multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. Earnings represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement filed with the SEC. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. Our SEC filings are also available through the Investor Information section of our website at www.pacificorp.com. The information found on our website, other than any of our SEC filings that are incorporated by reference herein, is not part of this prospectus.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (but only to the extent the information therein is filed and not furnished) until all of the securities covered by this prospectus have been sold:

  •
  Transition Report on Form 10-K for the nine-month period ended December 31, 2006.

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

  •
  Current Reports on Form 8-K filed March 12, 2007, March 14, 2007, June 4, 2007, July 30, 2007, August 30, 2007, August 31, 2007 and October 3, 2007.

        You may request a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein), at no cost, by writing or telephoning us at the following address:

  PacifiCorp
  825 NE Multnomah, Suite 1900
  Portland, Oregon 97232-4116
  Telephone: (503) 813-5000
  Attention: Treasury

        You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these Securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds to be received by us from the issuance and sale of the Securities will initially become part of our general funds and will be used to repay all or a portion of our short-term borrowings outstanding at the time of issuance of the Securities or may be applied to utility asset purchases, capital expenditures or other corporate purposes, including the refunding of long-term debt.

DESCRIPTION OF ADDITIONAL BONDS

General

        Additional Bonds may be issued from time to time under our Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the "Mortgage"), with The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.) (the "Mortgage Trustee"). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to herein, those provisions or defined terms are incorporated by reference herein. Section and Article references used below are references to provisions of the Mortgage unless otherwise noted. When we refer to "bonds," we refer to all first mortgage bonds issued under the Mortgage, including the Additional Bonds.

        We expect to issue Additional Bonds in the form of fully registered bonds and, except as may be set forth in any prospectus supplement relating to those Additional Bonds, in denominations of $1,000 and any multiple thereof. They may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee, New York, New York. Any Additional Bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage. See "Book-Entry Issuance."

Maturity and Interest Payments

        Reference is made to the prospectus supplement relating to any Additional Bonds for the date or dates on which those Additional Bonds will mature, the rate or rates per annum at which those

Additional Bonds will bear interest and the times at which any interest will be payable. These terms and conditions, as well as the terms and conditions relating to redemption and purchase referred to under "—Redemption or Purchase of Additional Bonds" below, will be as established in or pursuant to resolutions of our Board of Directors at the time of issuance of the Additional Bonds.

Redemption or Purchase of Additional Bonds

        The Additional Bonds may be redeemable, in whole or in part, on not less than 30 days' notice either at our option or as required by the Mortgage or may be subject to repurchase at the option of the holder.

        Reference is made to the prospectus supplement relating to any Additional Bonds for the redemption or repurchase terms and other specific terms of those Additional Bonds.

        If, at the time notice of redemption is given, the redemption moneys are not held by the Mortgage Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and that notice shall be of no effect unless those moneys are so received.

        While the Mortgage, as described below, contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of bonds pursuant to these provisions. There is no sinking or analogous fund in the Mortgage.

        Cash deposited under any provisions of the Mortgage may be applied (with specific exceptions) to the redemption or repurchase of bonds of any series. (Section 7.03, Article XII and Section 13.06)

Security and Priority

        The Additional Bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by us and/or by Class "A" Bonds, if any, held by the Mortgage Trustee.

        There are excepted from the lien of the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; our interest in the Wyodak Facility; and all properties that have been released from the discharged Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company and Utah Power & Light Company and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage. The lien of the Mortgage is also subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and other specific exceptions. We have reserved the right, without any consent or other action by holders of bonds of the Ninth Series or any subsequently created series of bonds, to amend the Mortgage in order to except from the lien of the Mortgage allowances allocated to steam-electric generating plants owned by us, or in which we have interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended.

        The Mortgage contains provisions subjecting after-acquired property to the lien thereof. These provisions may be limited, at our option, in the case of consolidation or merger (whether or not we are the surviving corporation), conveyance or transfer of all or substantially all of the utility property of another electric utility company to us or sale of substantially all of our assets. (Section 18.03) In addition, after-acquired property may be subject to a Class "A" Mortgage, purchase money mortgages and other liens or defects in title.

        The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the holders of bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)

Issuance of Additional Bonds

        The maximum principal amount of bonds that may be issued under the Mortgage is not limited. Bonds of any series may be issued from time to time on the basis of:

  (1)
  70% of qualified Property Additions after adjustments to offset retirements;

  (2)
  Class "A" Bonds (which need not bear interest) delivered to the Mortgage Trustee;

  (3)
  retirement of bonds or certain prior lien bonds; and/or

  (4)
  deposits of cash.

        With certain exceptions in the case of clauses (2) and (3) above, the issuance of bonds is subject to our Adjusted Net Earnings for 12 consecutive months out of the preceding 15 months, before income taxes, being at least twice the Annual Interest Requirements on all bonds at the time outstanding, all outstanding Class "A" Bonds held other than by the Mortgage Trustee or by us, and all other indebtedness secured by a lien prior to the lien of the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect. (Section 1.07 and Articles IV through VII)

        Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas. (Section 1.04)

        The issuance of bonds on the basis of Property Additions subject to prior liens is restricted. Bonds may, however, be issued against the deposit of Class "A" Bonds. (Sections 1.04 through 1.06 and Articles IV and V)

Release and Substitution of Property

        Property subject to the lien of the Mortgage may be released upon the basis of:

  (1)
  the release of that property from the lien of a Class "A" Mortgage;

  (2)
  the deposit of cash or, to a limited extent, purchase money mortgages;

  (3)
  Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or

  (4)
  waiver of the right to issue bonds.

        Cash may be withdrawn upon the bases stated in (1), (3) and (4) above. Property that does not constitute Funded Property, as defined in Section 1.05 of the Mortgage, may be released without substituting other Funded Property. Similar provisions are in effect as to cash proceeds from such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (Sections 1.05, 7.02, 9.05, 10.01 through 10.04 and 13.03 through 13.09)

Merger or Consolidation

        The Mortgage provides that in the event of the merger or consolidation of another company with or into us or the conveyance or transfer to us by another company of all or substantially all of that company's property that is of the same character as Property Additions, as defined in the Mortgage, an existing mortgage constituting a first lien on operating properties of that other company may be designated by us as a Class "A" Mortgage. (Section 11.06) Bonds thereafter issued pursuant to the additional mortgage would be Class "A" Bonds and could provide the basis for the issuance of bonds under the Mortgage.

Certain Covenants

        The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX)

Dividend Restrictions

        The Mortgage provides that we may not declare or pay dividends (other than dividends payable solely in shares of our common stock) on any shares of our common stock if, after giving effect to the declaration or payment, we would not be able to pay our debts as they become due in the usual course of business. (Section 9.07) Reference is made to the notes to the audited consolidated financial statements included in our Transition Report on Form 10-K incorporated by reference herein for information relating to other restrictions.

Foreign Currency Denominated Bonds

        The Mortgage authorizes the issuance of bonds denominated in foreign currencies, provided that we deposit with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of the deposit, a financial rating at least as high as our financial rating that, in the opinion of an independent expert, gives us at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. (Section 2.03) We believe that this type of currency exchange agreement will provide effective protection against currency exchange fluctuations. However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant bonds, holders of those bonds would have a claim on our assets that is greater than the claim to which holders of dollar-denominated bonds issued at the same time would be entitled.

The Mortgage Trustee

        The Bank of New York may act as a lender, trustee or agent under other agreements and indentures involving us and our affiliates.

Modification

        The rights of bondholders may be modified with the consent of holders of at least 60% of the bonds, or, if less than all series of bonds are adversely affected, the consent of the holders of at least 60% of the series of bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the consent of the holder. (Section 21.07)

        Unless we are in default in the payment of the interest on any bonds then Outstanding under the Mortgage or there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class "A" bonds held by it with respect to any amendment of the applicable Class "A" Mortgage proportionately with the vote of the holders of all Class "A" Bonds then actually voting. (Section 11.03)

Defaults and Notice Thereof

        "Defaults" are defined in the Mortgage as:

  (1)
  default in payment of principal;

  (2)
  default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any bonds;

  (3)
  default in payment of principal or interest with respect to certain prior lien bonds;

  (4)
  certain events in bankruptcy, insolvency or reorganization;

  (5)
  default in other covenants for 90 days after notice; or

  (6)
  the existence of any default under a Class "A" Mortgage that permits the declaration of the principal of all the bonds secured by the Class "A" Mortgage and the interest accrued thereupon due and payable. (Section 15.01)

        An effective default under any Class "A" Mortgage or under the Mortgage will result in an effective default under all those mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)

        The Mortgage Trustee or the holders of 25% of the bonds may declare the principal and interest due and payable on Default, but a majority may annul the declaration if the Default has been cured. (Section 15.03) No holder of bonds may enforce the lien of the Mortgage without giving the Mortgage Trustee written notice of a Default and unless the holders of 25% of the bonds have requested in writing the Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act. (Section 15.16) The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)

Defeasance

        Under the terms of the Mortgage, we will be discharged from any and all obligations under the Mortgage in respect of the bonds of any series if we deposit with the Mortgage Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the bonds of those series or portions thereof, on the redemption date or maturity date thereof, as the case may be. The Mortgage Trustee need not accept the deposit unless it is accompanied by an opinion of counsel to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, (b) since the date of the Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, and/or discharge had not occurred. (Section 20.02)

        Upon the deposit, our obligation to pay the principal of (and premium, if any) and interest on those bonds shall cease, terminate and be completely discharged and the holders of such bonds shall thereafter be entitled to receive payment solely from the funds deposited. (Section 20.02)

BOOK-ENTRY ISSUANCE

        Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") will act as securities depositary for each series of the Additional Bonds. The Additional Bonds will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each issue of the Additional Bonds, representing the aggregate principal amount of each series of Additional Bonds, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one certificate will be issued with respect to each $500,000,000 of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"), which, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants," and together with Direct Participants, "Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of Additional Bonds within the DTC system must be made by or through Direct Participants, which will receive a credit for the Additional Bonds on DTC's records. The ownership interest of each actual purchaser of each Additional Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Additional Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Additional Bonds, except in the event that use of the book-entry system for the Additional Bonds is discontinued.

        To facilitate subsequent transfers, all Additional Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Additional Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Additional Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts those

Additional Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Additional Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, Beneficial Owners of Additional Bonds may wish to ascertain that the nominee holding the Additional Bonds for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

        Redemption notices shall be sent to Cede & Co. as the registered holder of the Additional Bonds. If less than all of the Additional Bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Additional Bonds unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy (the "Omnibus Proxy") to the Mortgage Trustee after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts those Additional Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Payments on the Additional Bonds will be made by the Mortgage Trustee to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of the Participant and not of DTC (or its nominee), the Mortgage Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments on the Additional Bonds are the responsibility of the Mortgage Trustee disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursements of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as depository with respect to the Additional Bonds at any time by giving reasonable notice to us or to the Mortgage Trustee. Under such circumstances, in the event that a successor depositary is not obtained, Additional Bond certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry only transfers through DTC or any successor depositary. In that event, Additional Bond certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

 PLAN OF DISTRIBUTION

        We may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers. The prospectus supplement with respect to the Securities being offered will set forth the specific terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of those Securities and the proceeds to us from the sale, any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If we use underwriters to sell Securities, we will enter into an underwriting agreement with the underwriters. Those Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Any underwriting compensation paid by us to the underwriters or agents in connection with an offering of Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to specific conditions, and the underwriters will be obligated to purchase all of the offered Securities if any are purchased.

        If a dealer is used in the sale of any Securities, we will sell those Securities to the dealer, as principal. The dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer involved in a particular offering of Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the prospectus supplement relating to that offering.

        The Securities may be sold directly by us or through agents designated by us from time to time. We will describe the terms of any direct sales in a prospectus supplement. Any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933 (the "Securities Act"), involved in the offer or sale of any of the Securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offer or sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

        If so indicated in an applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain specified institutions to purchase Securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a specified date or dates in the future. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and (ii) if the Securities are being sold to underwriters, we shall have sold to those underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

        In connection with a particular underwritten offering of Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the classes or series of Securities offered, including stabilizing transactions and syndicate covering transactions. A description of these activities, if any, will be set forth in the prospectus supplement relating to that offering.

        Underwriters, dealers or agents and their associates may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

        We will indicate in a prospectus supplement the extent to which we anticipate that a secondary market for the Securities will be available. Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any series of the Securities on a national securities exchange. If the Securities of any series are sold to or through underwriters, the underwriters may make a market in such Securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the Securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, the Securities of any series.

        Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of those Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to some conditions, we may agree to indemnify the several underwriters, dealers or agents and their controlling persons against specific civil liabilities, including liabilities under the Securities Act, or to contribute to payments that person may be required to make in respect thereof.

        During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our securities.

LEGAL MATTERS

        The validity of the Securities will be passed upon for us by Perkins Coie LLP, counsel to the Company, 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209.

EXPERTS

        The consolidated financial statements as of December 31, 2006 and for the nine-month period then ended, incorporated in this prospectus by reference from our Transition Report on Form 10-K for the transition period from April 1, 2006 to December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of December 31, 2006), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended March 31, 2007, June 30, 2007 and 2006, and September 30, 2007 and 2006, which are incorporated herein by reference, Deloitte & Touche LLP, an independent public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

        The consolidated financial statements as of March 31, 2006 and for each of the two years in the period ended March 31, 2006 incorporated in this prospectus by reference to the Transition Report on Form 10-K for the transition period from April 1, 2006 to December 31, 2006 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.